Exhibit (d)(6)

SUPPLEMENT TO

AMENDED AND RESTATED INVESTMENT ADVISORY CONTRACT

PIMCO Variable Insurance Trust

650 Newport Center Drive

Newport Beach, California 92660

October 21, 2016

Pacific Investment Management Company LLC

650 Newport Center Drive

Newport Beach, California 92660

RE: PIMCO Global Multi-Asset Managed Volatility Portfolio and PIMCO Global Advantage® Strategy Bond Portfolio (the “Portfolios”)

Dear Sirs:

PIMCO Variable Insurance Trust (the “Trust”) and Pacific Investment Management Company LLC (the “Adviser”) have entered into an Amended and Restated Investment Advisory Contract dated February 23, 2009 (the “Contract”).

The Trust and the Adviser hereby agree to amend the Contract as of the date hereof as follows:

i.	all references to the PIMCO Global Multi-Asset Managed Volatility Portfolio are deleted and replaced with the PIMCO Balanced Allocation Portfolio;

ii.	all references to the PIMCO Global Advantage® Strategy Bond Portfolio are deleted and replaced with the PIMCO Global Core Bond (Hedged) Portfolio;

iii.	the PIMCO Balanced Allocation Portfolio’s advisory fee rate is reduced from 1.00% to 0.66% of the average daily net assets attributable to the Portfolio; and

iv.	the PIMCO Global Core Bond (Hedged) Portfolio’s advisory fee rate is reduced from 0.40% to 0.25% of the average daily net assets attributable to the Portfolio.

Accordingly, the current Exhibit A is replaced with the new Exhibit A attached hereto.

If the foregoing correctly sets forth the agreement between the Trust and the Adviser, please so indicate by signing and returning to the Trust the enclosed copy hereof.

Very truly yours,

PIMCO VARIABLE INSURANCE TRUST

By:
Title:	Vice President

ACCEPTED:

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

By:
Title:	Managing Director

Exhibit (d)(6)

Investment Advisory Contract

EXHIBIT A

(as of October 21, 2016)

PIMCO Variable Insurance Trust

Portfolio	Investment Advisory Fee#
PIMCO All Asset Portfolio	0.175%
PIMCO All Asset All Authority Portfolio	0.20%
PIMCO Balanced Allocation Portfolio	0.66%
PIMCO CommodityRealReturn® Strategy Portfolio	0.49%
PIMCO Diversified Income Portfolio	0.45%
PIMCO Emerging Markets Bond Portfolio	0.45%
PIMCO Foreign Bond Portfolio (Unhedged)	0.25%
PIMCO Foreign Bond Portfolio (U.S. Dollar-Hedged)	0.25%
PIMCO Global Bond Portfolio (Unhedged)	0.25%
PIMCO Global Core Bond (Hedged) Portfolio	0.25%
PIMCO Global Diversified Allocation Portfolio	0.45%
PIMCO Global Multi-Asset Managed Allocation Portfolio	0.90%
PIMCO High Yield Portfolio	0.25%
PIMCO Income Portfolio	0.25%
PIMCO Long-Term U.S. Government Portfolio	0.225%
PIMCO Low Duration Portfolio	0.25%
PIMCO Money Market Portfolio	0.12%
PIMCO Real Return Portfolio	0.25%
PIMCO Short-Term Portfolio	0.25%
PIMCO Total Return Portfolio	0.25%
PIMCO Unconstrained Bond Portfolio	0.60%

#

Each Portfolio may invest in shares of PIMCO Funds: Private Account Portfolio Series – PIMCO Short-Term Floating NAV Portfolio III (the “PAPS Short-Term Floating NAV Portfolio III”), a series of PIMCO Funds. The PAPS Short-Term Floating NAV Portfolio III is offered only to series of the Trust (each an “Investing Fund”) or other series of registered investment companies for which PIMCO serves as investment adviser. The PAPS Short-Term Floating NAV Portfolio III does not pay an investment advisory fee to PIMCO. By investing in the PAPS Short-Term Floating NAV Portfolio III, each Investing Fund agrees that 0.005% of the fee that each Investing Fund is currently obligated to pay PIMCO as indicated on this Exhibit A, will be designated as compensation for the investment advisory services PIMCO provides to the PAPS Short-Term Floating NAV Portfolio III under its investment advisory contract with PIMCO.